EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Acusphere Receives Letter from NASDAQ

Citing Failure to Comply with the Minimum Stockholders’ Equity Requirement

Watertown, MA, August 13, 2008 — Acusphere, Inc. (NASDAQ: ACUS) announced today that on August 12, 2008, the company received a letter from NASDAQ indicating that based on the company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Acusphere does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(3).  As a result, the company’s common stock will be subject to delisting from The NASDAQ Global Market unless Acusphere adequately addresses this deficiency at the company’s hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) scheduled for the first half of September 2008.  At the hearing, the company will request continued listing on either The NASDAQ Global Market or The NASDAQ Capital Market based upon its plan for demonstrating compliance with the applicable listing requirements.  Pursuant to the NASDAQ Marketplace Rules, the Panel has the authority to grant the company up to an additional 180 days from the date of NASDAQ’s letter regarding the minimum bid price deficiency, July 14, 2008 (i.e., January 9, 2009), to implement its plan of compliance. There can be no assurance that the Panel will grant Acusphere’s request for continued listing on NASDAQ. In the event the Panel denies the company’s request for continued listing, Acusphere’s common stock may become eligible for quotation and trading on the OTC Bulletin Board.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

The above press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding possible delisting from the NASDAQ Global Market.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including those detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended June 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT :
Acusphere, Inc.
Investors: 617-925-3444
IR@acusphere.com
or
Media: 617-648-8800